[New Standard Form of Severance Contract for Officers]

[                   ]
As amended through February 7, 1992



[                     ]

Dear [          ]:

       Boise Cascade Corporation (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held cor-porations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

       The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated.

       In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth in Section 2(ii) hereof, the Company agrees that you shall receive the severance benefits set forth in this letter agreement in the event your employment with the Company is terminated subsequent to a "change in control of the Company" (as defined in Section 2 hereof) under the circumstances described below.

      1.    Term of Agreement.  This Agreement shall commence on the
date hereof and shall continue in effect through [              ];
provided, however, that commencing on [             ], and each
January 1 thereafter, the term of this Agreement shall automatically be extended so as to terminate on the third anniversary of such date, unless, not later than September 30 of the preceding year, the Company shall have given notice not to extend this Agreement; provided, however, if a change in control of the Company as defined in Section 2 hereof shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four months beyond the month in which such change in control of the Company occurred.

      2.    Change in Control.

            (i) No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below, and your employment by the Company shall thereafter have been terminated in accordance with Section 3 below. For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor provisions, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or an employee benefit plan maintained by the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority thereof.

            (ii) For purposes of this Agreement, a "potential change in control of the Company" shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company, (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company;
(C) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities; or (D) the Board of Directors adopts a resolution to the effect that a potential change in control of the Company for purposes of this Agreement has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company, you will at the option of the Company remain in the employ of the Company for a period of six months from the occurrence of the first such potential change in control of the Company.

      3. Termination Following Change in Control. If any of the events described in Section 2 hereof constituting a change in control of the Company shall have occurred and be continuing, you shall be entitled to the benefits provided in Section 4 hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is (A) because of your death, (B) by the Company for Cause or Disability or (C) by you other than for Good Reason.

            (i) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company on a full-time basis for six consecutive months, and within thirty days after written notice of termination is given you shall not have returned to the full-time performance of your duties, the Company may terminate your employment for "Disability."

            (ii) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from your termination for Good Reason), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection and specifying the particulars thereof in detail.

         (iii) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall, without your express written consent, mean:

                  (A) The assignment to you of any duties incon-sistent with your status as an Executive Officer of the Company or a substantial alteration in the nature or status of your responsibilities from those in effect immediately prior to a change in control of the Company;

                  (B) The disposition of the business of the Company for which your services are principally performed by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary) of the Company, or otherwise, unless such disposition has been approved by the Board, a majority of the members of which were members of the Board immediately prior to the change in control;

                  (C) A reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all executives of the Company and all executives of any person in control of the Company;

                  (D) The Company's requiring you to be based anywhere other than in the metropolitan area in which you were based immediately prior to a change in control, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations; and except for relocation to Boise, Idaho, approved by the Board, a majority of the members of which were members of the Board immediately prior to the change in control;

                  (E) The failure by the Company to continue in effect any compensation plan in which you were participating immediately prior to the change in control, including but not limited to your participation, if any, in the Company's Key Executive Performance Plan for Executive Officers (the "KEPP"), 1982 and 1986 Executive Officer Deferred Compensation Plans, the 1987 Key Executive Deferred Compensation Plan (the "Deferred Compensation Plans"), the 1984 Key Executive Stock Option Plan (the "1984 Stock Option Plan"), or any substitute or additional plans adopted prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the change in control of the Company, or unless the plan has expired in accordance with its terms in effect immediately prior to the change in control; or the failure by the Company to continue your participation therein;

                  (F) The failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's pension, life insurance, medical, health and accident, or disability plans, including, without limitation, the Company's Split-Dollar Life Insurance Plan ("Split-Dollar Plan"), and the Supplemental Early Retirement Plan for Executive Officers ("Early Retirement Plan"), the Pension Plan for Salaried Employees (the "Qualified Plan"), the Savings and Supplemental Retirement Plan (the "SSRP"), the Supplemental Retirement Programs (the "Excess Benefit Plans"), and any other nonqualified pension agreement between you and the Company, in which you may have been participating at the time of a change in control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the change in control;

                  (G)   The failure of the Company to obtain a
satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 7 hereof; or

                  (H) Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, Subsection (ii) above); and for purposes of this Agreement, no such purported termination shall be effective.

      Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness.

            (iv) Notice of Termination. Any purported termination by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

            (v) Date of Termination, Etc. "Date of Termination" shall mean (A) if your employment is terminated for Disability, thirty days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty-day period), and (B) if your employment is terminated pursuant to Subsection (ii) or (iii) above or for any other reason, the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (ii) above shall not be less than thirty days, and in the case of a termination pursuant to Subsection (iii) above shall not be more than sixty days, respectively, from the date such Notice of Termination is given); provided that if within thirty days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

      4.    Compensation Upon Termination or During Disability.

            (i) During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and all compensation, including under the KEPP, paid during the period until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, your benefits shall be determined in accordance with the insurance programs then in effect of the Company or subsidiary corporation by which you are employed, and any qualified retirement plan and any executive supplemental retirement plan in effect immediately prior to the change in control of the Company.

            (ii) If your employment shall be terminated for Cause or by you other than for good reason, the Company shall pay you only your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

          (iii) If your employment shall be terminated other than for Cause or Disability, or by you for Good Reason, then you shall be entitled to the benefits provided below:

                  (A) The Company shall pay you, not later than the fifth day following the Date of Termination, your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due; and

                  (B) The Company shall pay to you a severance payment equal to the greater of the amount payable in accordance with the Company's Severance Pay Policy for Executive Officers as in effect immediately prior to the change in control or as in effect on Date of Termination; and

                  (C) The Company shall pay to you, not later than the fifth day following the Date of Termination, a lump sum amount equal to the greater of the value of your unused and accrued vacation entitlement in accordance with the Company's Vacation Policy as in effect immediately prior to the change in control or as in effect on Date of Termination; and

                  (D) The Company shall pay to you, not later than the fifth day following the Date of Termination, a lump sum amount equal to the sum of (x) any unpaid bonus (excluding deferred awards, plus interest, credited to your account, which shall be payable under the KEPP in accordance with its terms) pursuant to the KEPP allocable to you in respect of the Plan year preceding that in which the Date of Termination occurs, and (y) a KEPP award for the year in which the Date of Termination occurs, equal to the greater of (a) 30% of your base salary for such year, prorated through the month in which the Date of Termination occurs, or
(b) the actual KEPP award as determined by actual year-to-date earnings per share through the last day of the month prior to the month in which the Date of Termination occurs in accordance with the KEPP award criteria in which you are participating as of the Date of Termination, prorated through the month in which the Date of Termination occurs; and

                  (E) Anything to the contrary notwithstanding in any agreement or agreements pursuant to which, either prior to or after the date hereof, you were or will be granted options ("Options") under the Company's 1984 Stock Option Plan or any other stock option plan of the Company, effective at and as of the Date of Termination all such options held by you which then remain outstanding and unexercised shall be automatically canceled and in lieu thereof the Company shall pay to you, not later than the fifth day following the Date of Termination, a lump sum amount equal to the sum of:

                        (x) In the case of those canceled Options held by you which were incentive stock options ("Incentive Stock
Options"), as defined under Section 422A of the Internal Revenue
Code of 1986, as amended (the "Code"), granted after the date of this Agreement, the product of (a) the difference (to the extent such difference is a positive number) obtained by subtracting the per share exercise price of each such Incentive Stock Option to the extent then exercisable, from: if the Company Shares are then listed on a national securities exchange, on the trading day immediately preceding the date of payment thereof, or if Company
Shares are not listed on a national securities exchange on such date, then the average of the closing bid and asked prices for Company Shares in the over-the-counter market for the last preceding date on which there was a sale of such Company Shares in such market, or if Company Shares are not then traded in the over-the-counter market, such value as the Company in its discretion may determine, but in no event greater than the fair market value of such shares for federal income tax purposes, and (b) the number of Company Shares covered by each such Incentive Stock Option;

                        (y) In the case of all other canceled Options held by you, the sum of (I), the product of (a) the difference (to the extent that such difference is a positive number) obtained by subtracting the per share exercise price of each such Option, whether or not then fully exercisable, from the higher of (1) if the Company Shares are then listed on a national securities exchange, the closing sales price on the Date of Termination of Company Shares on such national securities exchange, or if Company Shares are not listed on a national securities exchange on such date, then the average of the closing bid and asked prices for Company Shares in the over-the-counter market for the last preceding date on which there was a sale of such Company Shares in such market, of if Company Shares are not then traded in the over-the-counter market, such value as the Company in its discretion may determine, or (2) the highest price per Company Share actually paid in connection with any change in control of the Company, and
(b) the number of Company Shares covered by such Option, plus (II), the amount of any tax bonus that would be payable upon the exercise of such Option at the price set forth above; and

                  (F) The Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

            (iv) If your employment shall be terminated (A) by the Company or subsidiary corporation by which you are employed other than for Cause, or Disability or (B) by you for Good Reason, then for a twelve-month period following such termination, the Company shall maintain, in full force and effect for your continued benefit, all life, disability, accident and health insurance plans or arrangements, and financial counseling services in which you may have been participating immediately prior to the change in control, provided your continued participation (or a particular type of coverage) is possible under the general terms and provisions of such plans and arrangements. In the event your participation (or a particular type of coverage) under any such plan or arrangement is barred, the Company shall arrange to provide you with benefits, at substantially the same cost to you, which are substantially similar to those which you are entitled to receive under such plans and arrangements. Notwithstanding the foregoing, the Company shall continue to pay such amounts as may be required to maintain any insurance you may have had in force pursuant to the Split-Dollar Plan until the later of your sixty-fifth birthday or ten years after the insurance policy is issued, after which the Company will release to you its interest in each such policy.

            (v) If your employment shall be terminated (A) by the Company or subsidiary corporation by which you are employed other than for Cause or Disability or (B) by you for Good Reason, then in addition to the aggregate retirement benefits to which you are entitled under the Company's Qualified Plan, the Company's Excess Benefit Plans, any other nonqualified pension agreement or arrangement, or any successor plans thereto, the Company shall pay you amounts equal to (I), (II), (III), or (IV), whichever is applicable:

      (I) If you have satisfied the service, but not the age, requirements of the Early Retirement Plan, as in effect immediately prior to the change in control, you shall receive a monthly benefit, commencing on your fifty-fifth birthday equal to the benefit to which you would have been entitled under the Early Retirement Plan, as in effect immediately prior to the change in control, had you satisfied the age and service requirements as of the Date of Termination; or

      (II) If you have satisfied the age, but not the service, requirement of the Early Retirement Plan, as in effect immediately prior to the change in control, you shall receive a monthly benefit, commencing as of the Date of Termination equal to the benefit to which you would have been entitled under the Early Retirement Plan, as in effect immediately prior to the change in control, had you satisfied the age and service requirements as of the Date of Termination; or

      (III) If you have satisfied neither the age nor the service requirements of the Early Retirement Plan, as in effect immediately prior to the change in control, you shall receive a monthly benefit, commencing on your fifty-fifth birthday equal to the benefit to which you would have been entitled under the Early Retirement Plan, as in effect immediately prior to the change in control, had you satisfied the age and service requirements as of the Date of Termination; or

      (IV) If you have satisfied both the age and the service requirements of the Early Retirement Plan, as in effect immediately before the change in control, you shall receive the benefits to which you are entitled under the Early Retirement Plan.

The benefits under this paragraph (v) shall be paid in the same manner as, and shall otherwise possess the same rights and privileges as were available with respect to, benefits under the terms of the Early Retirement Plan as in effect immediately prior to the change in control.

            (vi) If your employment shall be terminated (A) by the Company or subsidiary corporation by which you are employed other than for Cause or Disability or (B) by you for Good Reason, then you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 (except as otherwise provided in the immediately succeeding sentence) be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise. Benefits otherwise receivable by you pursuant to Section 4(iv) shall be reduced to the extent comparable benefits are actually received by you during the twelve-month period following your termination, and any such benefits actually received by you shall be reported to the Company.

     5. Protective Limitation. Notwithstanding any provision hereof to the contrary, in the event you (a) would receive pay-ments under this Agreement or under any other plan, program, or policy sponsored by the Company; (b) which payments relate to a Change in Control of the Company and which are determined (whether by the Company, your legal counsel, or the IRS) to be subject to excise tax under Section 4999 of the Code; and (c) if this excise tax would cause the net after-tax parachute payments, within the meaning of Section 280G of the Code, ("Parachute Payments") actually received by you to be less than the net amount you would have received, after application of federal and state income taxes, had the present value of your total Parachute Payments equaled $1.00 less than three times your base amount, as defined under
Section 280G of the Code, then your Parachute Payments attribut-able to payments under this Agreement shall be reduced (by the minimum possible amount), so that their aggregate present value equals $1.00 less than three times your base amount. In the event payments under this Agreement are reduced, such reduction shall be made first from payments made pursuant to Section 4(iii)(E) and second from Section 4(iii)(B). For purposes of this paragraph, your tax rate will be the maximum marginal federal and state income tax rate on earned income, with the maximum federal rate to be computed with regard to Section 1(g) of the Code and applying any available deduction of state and local taxes for federal income tax purposes. If you and the Company are unable to agree as to the amount of the reduction described above, if any, you may select a law firm or accounting firm from among those firms regularly consulted by the Company regarding federal income tax matters or other firms acceptable to the Company, and this law firm or accounting firm shall determine the amount of any reduction and the firm's determination shall be final and binding on you and the Company.

      6. Deferred Compensation and Benefits Trust. The Company is establishing a Deferred Compensation and Benefits Trust, and shall comply with the terms of that Trust. Upon the occurrence of any Potential Change in Control of the Company, the Company shall transfer to the Trust an amount of cash, marketable securities, or other property acceptable to the trustee(s) equal in value to 105% of the amount necessary, on an actuarial basis and calculated in accordance with the terms of the Trust, to pay the Company's obligations under this Agreement (the "Funding Amount"). The cash, marketable securities, and other property so transferred shall be held, managed, and disbursed by the trustee(s) subject to and in accordance with the terms of the Trust. In addition, from time to time, the Company shall make any and all additional transfers of cash, marketable securities, or other property acceptable to the trustee(s) as may be necessary in order to maintain the Funding Amount with respect to this Agreement. The determination of the amount required to be transferred by the Company to the Trust shall include any amounts that could in any circumstances be payable in the future under Section 4 hereof, calculated in accordance with the following rules: (1) Upon a Potential Change in Control of the Company, the Company will calculate the amount required to be transferred to the Trust based on the assumption that your employment, if not previously terminated, will be terminated by the Company other than for Cause, Retirement, or Disability on the second anniversary of the Potential Change in Control; (2) Upon any subsequent recalculation, your employment will be deemed to have been terminated by the Company other than for Cause, Retirement, or Disability on the later of the date of actual termination or the date of such recalculation; and (3) For purposes of calculating the amount payable under Section 4(iii)(E)(y) hereof, the amount determined under Section 4(iii) (E)(y)(1) shall be deemed to be the higher of 200% of the closing sale price of Company Shares on the date of the Potential Change in Control or the highest price at which Company Shares traded during the period between the Potential Change in Control of the Company and the date as of which the calculation is being made.

      For this purpose, the term Deferred Compensation and Benefits Trust shall mean an irrevocable trust or trusts established or to be established by the Company with an independent trustee or trustees for the benefit of persons entitled to receive payments or benefits hereunder, the assets of which nevertheless will be subject to claims of the Company's creditors in the event of bankruptcy or insolvency and with respect to which the Company shall have received a ruling from the Internal Revenue Service that the trust is a "grantor trust" for federal income tax purposes.

      The Deferred Compensation and Benefits Trust contain the following additional provisions:

      (a) If a Change in Control of the Company does not occur within one year after the Potential Change in Control, the Company may reclaim the assets transferred to the trustee or trustees subject to the requirement that it be again funded upon the occurrence of another Potential Change in Control.

      (b) Upon a Change in Control, the assets of the Deferred Compensation and Benefits Trust shall be used to pay benefits under this Agreement, except to the extent such benefits are paid by the Company, and the Company and any successor shall continue to be liable for the ultimate payment of those benefits.

      (c) The Deferred Compensation and Benefits Trust will be terminated upon the exhaustion of the trust assets or upon payment of all the Company's obligations.

      (d) The Deferred Compensation and Benefits Trust shall contain other appropriate terms and conditions consistent with the purposes sought to be accomplished by it. Prior to a Change in Control, the Deferred Compensation and Benefits Trust may be amended from time to time by the Company, but no such amendment may substantially alter any of the provisions set out in the preceding paragraphs.

      7.    Successors; Binding Agreement.

            (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminate your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agree-ment, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

            (iii) Any dispute between you and the Company regarding this Agreement may be resolved either by binding arbitration or by judicial proceedings at your sole election, and the Company agrees to be bound by your election in that regard.

      8. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

      9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Idaho (regardless of the law which may be applicable under principles of conflicts of law). All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. If the obligations of the Company under Section 4 arise prior to the expiration of the term of this Agreement, such obligations shall survive the expiration of the term.

      10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      12. No Guaranty of Employment. Neither this contract nor any action taken hereunder shall be construed as giving you a right to be retained as an employee of the Company.

      13. Other Benefits. Any payments due to you as provided herein are in addition to, and not in lieu of, any amounts to which you may be entitled under any other employee benefit plan, program or policy of the Company.

       If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

BOISE CASCADE CORPORATION



By___________________________
  Alice E. Hennessey
  Senior Vice President
  Corporate Relations and
    Human Resources

Agreed to this [  ] day
of [          ],
as amended as of
February 7, 1992.



______________________________
[Name of Officer]

Enclosure